Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Citizens Financial Services, Inc.

(Exact Name of Registrants as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(1)(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	457(o)	-	-	-	-	-
	Equity	Preferred Stock, par value $1.00 per share	457(o)	-	-	-	-	-
	Equity	Depositary Shares	457(o)	-	-	-	-	-
	Debt	Debt Securities(3)	457(o)	-	-	-	-	-
	Other	Warrants	457(o)	-	-	-	-	-
	Other	Unallocated (Universal) Shelf	457(o)	-	-	$100,000,000	0.0001476	$14,760
Fees Previously Paid	-	-	-	-	-	-		-
	Total Offering Amounts					$100,000,000		$14,760
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$14,760
(1)	There are being registered hereunder such indeterminate number of securities as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 of the rules and regulations under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the rules and regulations under the Securities Act and based upon the maximum aggregate offering price of all securities being registered.

(3)	The debt securities covered by this registration statement may be senior and/or subordinated debt securities of Citizens Financial Services, Inc.